Exhibit 99.1

Emerald Reports Third Quarter 2022 Financial Results

NEW YORK, N.Y. – November 3, 2022 – Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”), a leading U.S. business-to-business platform producer of trade shows, events, conferences, marketing and B2B software solutions, today reported financial results for the third quarter ended September 30, 2022.

Highlights

•
In the third quarter of 2022, Emerald successfully traded 25 in-person trade shows, conferences and other events, serving more than 79,000 attendees and 3,900 exhibiting companies
•
Revenues of $62.4 million for the third quarter 2022, a decrease of $14.1 million, or 18.4%, from $76.5 million in revenue for the third quarter of 2021, reflecting the impact of the temporarily increased number of events that staged in the third quarter of 2021 having been postponed from their typical dates earlier in the year due to COVID-19
•
Organic Revenues, a non-GAAP measure which takes into account the impact of COVID-19 related postponements and cancellations as well as acquisitions, of $56.6 million for the third quarter of 2022, an increase of $14.2 million, or 33.5%, from $42.4 million for the third quarter of 2021 (Refer to Schedule 1 for a reconciliation to revenues, the most directly comparable GAAP measure)
•
Net income of $93.0 million for the third quarter 2022, compared to net loss of $9.0 million for the same quarter in 2021
•
Adjusted EBITDA, a non-GAAP measure, of $149.7 million for the third quarter 2022, compared to $8.6 million for the third quarter 2021; Adjusted EBITDA excluding insurance proceeds, a non-GAAP measure, of ($1.3) million for the third quarter 2022, compared to $7.5 million for the third quarter 2021 (Refer to Schedule 3 for a reconciliation to net income, the most directly comparable GAAP measure)
•
Adjusted EBITDA for the third quarter 2021, which included $13.3 million from events that had been postponed from their typical dates earlier in the year due to COVID-19, would have been ($4.7) million on a normalized basis
•
Continuing positive cash generation as bookings for returning events accelerate and insurance litigation settlement received
•
Cash provided by operations of $153.5 million for the third quarter 2022, compared to $9.6 million for the third quarter 2021
•
Emerald generated free cash flow excluding event cancellation insurance proceeds and other items, a non-GAAP measure, of $6.2 million for the third quarter 2022 as compared to $8.2 million for the third quarter 2021 (Refer to Schedule 4 for a reconciliation to net cash provided by operations, the most directly comparable GAAP measure)
•
Company received insurance litigation settlement proceeds of $149.3 million; bringing the total insurance proceeds from 2020 and 2021 cancelled and impacted events to $372.9 million
•
Emerald bought back 1.6 million shares of common stock at an average price of $3.74 per share during the third quarter 2022
•
Emerald’s Board of Directors approved an extension and expansion of the Company’s share repurchase program which allows for the repurchase of $20.0 million of the Company’s common stock through December 31, 2023
•
Emerald ended the quarter with $366.1 million in cash and full availability of its $110 million revolving credit facility

Third Quarter 2022 Financial Performance

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change	% Change	2022	2021	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$62.4	$76.5	$(14.1)	(18.4%)	$232.3	$104.4	$127.9	122.5%
Net income (loss)	$93.0	$(9.0)	$102.0	NM	$108.4	$(70.8)	$179.2	NM
Net cash provided by operating activities	$153.5	$9.6	$143.9	1,499.0%	$198.7	$36.3	$162.4	447.4%
Diluted income (loss) per share	$0.41	$(0.25)	$0.66	NM	$0.40	$(1.35)	$1.75	NM

Non-GAAP measures:
Adjusted EBITDA	$149.7	$8.6	$141.1	1,640.7%	$214.5	$(6.4)	$220.9	NM
Adjusted EBITDA excluding event cancellation insurance proceeds	$(1.3)	$7.5	$(8.8)	NM	$31.7	$(23.9)	$55.6	NM
Free Cash Flow	$150.9	$7.7	$143.2	1,859.7%	$191.2	$32.1	$159.1	495.6%

Hervé Sedky, Emerald’s President and Chief Executive Officer, said, “The continued strong fundamentals in B2B trade shows provide clear evidence of the strength of the post-COVID recovery taking place in our industry. Exhibitor and attendee counts, as well as space rates are all on the rise across the vast majority of our shows, reflecting the irreplaceable value that in-person events offer our customers in the form of high-quality lead generation and return on investment for marketing budgets. Emerald is exceptionally well-positioned to take advantage of the recovery given the investments we’ve made in our technology stack and our unparalleled first-party data advantages. We remain focused on our three strategic priorities of portfolio optimization, customer centricity, and 365-day engagement as we continue to scale the Emerald platform using all available internal and external growth levers. We believe the attractive cash flow-generating features of our business, portfolio of must-attend events, and balance sheet position Emerald to outpace the industry’s growth trajectory and put us on course to be the leading consolidator of trade shows. On a personal level, I never lose sight of our customers and their needs, especially those of small businesses that often get overlooked.”

David Doft, Emerald’s Chief Financial Officer, added, “Our strong balance sheet and liquidity position, supported by significant free cash flow generation, give us the foundational elements to continue investing in Emerald through M&A and organic growth. Over the past two years, we have substantially added to our portfolio through strategic acquisitions in e-commerce and high-growth brands while also investing in our in-house resources to drive the incremental value our customers get from the Emerald platform including both our core trade show business and our complementary data, content, and marketplace offerings. As we progress into next quarter and beyond, we expect to see less variability in our comparable period results as the timing of events impacted by COVID has normalized. Notably, Q3 2022 had fewer shows than the prior year period as several events typically held in the first half of 2021 shifted to Q3 2021, as COVID restrictions began to be lifted across the country. Excluding the proceeds received from event cancellation insurance as well as the litigation settlement, we remain on track to generate in excess of $300 million of revenue, and $50 million of Adjusted EBITDA, while the impact of higher interest rates are expected to affect free cash flow, which we now expect to fall between $60 million and $70 million in 2022. We also continue to track towards $100 million or more of Adjusted EBITDA in 2023, where we are already selling events into the third quarter.”

Financial & Operational Results, Quarter Ended September 30, 2022

For the third quarter of 2022, Emerald reported revenues of $62.4 million compared to revenues of $76.5 million for the third quarter of 2021, a decrease of $14.1 million or 18.4%. The primary driver of the higher revenue in 2021 was $32.8 million in revenues related to an unusually large number of events in the third quarter of 2021, representing events that typically stage in the first half of the year that were moved to the third quarter in 2021 due to COVID-19. Events that staged in the third quarter of 2022 but had been cancelled in the prior year due to COVID-19 generated incremental revenues of $3.2 million. Organic revenues were $56.6 million in the third quarter of 2022, representing organic revenue growth of $14.2 million, or 33.5%, as compared to the prior year third quarter organic revenues of $42.4 million. The growth was due primarily to an $11.9 million, or 38.3%, increase in revenues from events that traded in both the third quarter of 2022 and 2021, $2.1 million from newly launched events and $1.0 million from increased subscription software revenues offset by softness in other marketing services. Acquisitions that closed after the third quarter of 2021 generated incremental revenues of $2.6 million. Organic revenues were $152.2 million for the nine months ended September 30, 2022, representing organic growth of $45.2 million, or 42.2%, as compared to organic revenues of $107.0 million in the prior year. The growth was due primarily to a $37.8 million, or 54.3%, increase in revenues from events that traded in both the nine months ended September 30, 2022 and 2021, $4.5 million from newly launched events and $2.8 million from increased subscription software revenues.

The Company recognized net income of $93.0 million for the third quarter of 2022 compared to net loss of $9.0 million for the third quarter of 2021. The improvement was primarily attributable to the $149.9 million increase in Other income, net, related to the insurance litigation settlement proceeds received in the third quarter of 2022, offset by increased income tax expense. A decrease in revenues and net income related to 2021 events that were postponed until the third quarter in the prior year due to COVID-19 was offset by strong organic growth in events that traded in the third quarter of both 2022 and 2021.

For the third quarter of 2022, Adjusted EBITDA was $149.7 million, compared to $8.6 million for the third quarter of 2021. The increase in Adjusted EBITDA of $141.1 million was mainly due to the insurance litigation settlement proceeds offset by lower Adjusted EBITDA related to the timing of third quarter 2021 and 2022 trade shows described above. Excluding the insurance litigation settlement proceeds, Adjusted EBITDA for the third quarter of 2022 would have been ($1.3 million), compared to Adjusted EBITDA excluding event cancellation insurance proceeds of $7.5 million for the third quarter of 2021. When normalized for the $13.3 million impact of events that had been postponed from their typical dates earlier in the year due to COVID-19, Adjusted EBITDA for the third quarter of 2021 would have been negative $4.7 million.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, including Adjusted EBITDA excluding event cancellation insurance proceeds, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 3 for a reconciliation of Adjusted EBITDA and Adjusted EBITDA excluding event cancellation insurance proceeds to net loss (discussed in the second and third paragraphs of this section), the most directly comparable GAAP measure.

Insurance Litigation Settlement

On August 3, 2022, the Company reached an agreement to settle outstanding insurance litigation relating to 2020 and 2021 coverage under its event cancellation insurance policies. As a result, the Company received a total settlement of $149.3 million, of which, $148.6 million was recognized as Other income, net during the third quarter of 2022. Total Other income, net, for the quarter of $151.0 million, included the settlement amount of $148.6 million and insurance claim payments of $2.4 million, which were received in July.

In total, since the beginning of the pandemic, Emerald submitted insurance claims of approximately $348.4 million, which represents the net amount of expected gross revenues less avoided costs for cancelled events scheduled to take place during 2020 and 2021. Insurance claim payments received total $223.6 million. Including the litigation settlement amount, total payments received are $372.9 million. Other income, net, including the litigation settlement amount, totals $367.1 million.

Cash Flow

Net cash provided by operating activities was $153.5 million in the third quarter of 2022, compared to $9.6 million in the comparable period of the prior year. This increase is primarily due to the receipt of insurance litigation settlement proceeds of $149.3 million during the third quarter of 2022.

Capital expenditures were $2.6 million for the third quarter of 2022, compared to $1.9 million for the third quarter of 2021.

Free Cash Flow, which the Company defines as net cash provided by operating activities less capital expenditures, was $150.9 million in the third quarter of 2022, compared to $7.7 million in the third quarter of 2021. Excluding the insurance litigation settlement proceeds and other items, Free Cash Flow for the third quarter of 2022 was $6.2 million, compared to $8.2 million for the third quarter of 2021. Consistent with the impact on Adjusted EBITDA, Free Cash Flow for the third quarter of 2021 was inflated due to the temporarily high number of events that staged during the period that had been postponed from their typical dates earlier in the year due to COVID-19.

For a review of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Emerald Extends and Expands Share Repurchase Program

Emerald’s Board of Directors approved an extension and expansion of the Company’s share repurchase program that allows for the repurchase of $20.0 million of our Common Stock through December 31, 2023. The Company bought back 1.6 million shares of common stock at an average price of $3.74 per share during the third quarter 2022. Since the beginning of 2021, the Company has bought back 5.3 million shares of common stock. Prior to this expansion, Emerald had $9.2 million remaining available under its prior repurchase authorization.

Conference Call Webcast Details

As previously announced, the Company’s leadership will hold a conference call to discuss its third quarter 2022 results at 8:30 am EDT on November 3, 2022.

The conference call can be accessed by dialing 1-888-999-5318 (domestic) or 1-848-280-6460 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is11152746. The replay will be available until 11:59 pm (Eastern Time) on November 10, 2022.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald’s talented and experienced team grows our customers’ businesses 365 days a year through connections, content, and commerce. We expand connections that drive new business opportunities, product discovery, and relationships with over 140 annual events, matchmaking, and lead-gen services. We create content to ensure that our customers are on the cutting edge of their industries and are continually developing their skills. And we power commerce through efficient year-round buying and selling. We do all this by seamlessly integrating in-person and digital platforms and channels. Emerald is immersed in the industries we serve and committed to supporting the communities in which we operate. As true partners, we create experiences that inspire, amaze, and deliver breakthrough results. For more: http://www.emeraldx.com/.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

Organic Revenue

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events, (iii) material show scheduling adjustments and (iv) event cancellations for which the Company has received, or expects to receive, claim proceeds from its event cancellation insurance policy. We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

Adjusted EBITDA

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) income tax benefit, (iii) depreciation and amortization, (iv) stock-based compensation, (v) deferred revenue adjustment, (vi) goodwill and other intangible asset impairment charges, (vii) material show scheduling adjustments, where applicable, and (viii) other items that management believes are not part of our core operations.

We have also presented Adjusted EBITDA excluding event cancellation insurance proceeds in order to illustrate the amount of Adjusted EBITDA from continuing operations.

Note: Schedule 3 provides reconciliations for 2022 and 2021 Adjusted EBITDA to net income, however, it is not possible, without unreasonable efforts, to estimate the impacts of show scheduling adjustments, acquisitions and the amount and timing of receipt of event cancellation insurance proceeds and certain other special items that may occur in 2022 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of 2023 projected Adjusted EBITDA to projected net income without unreasonable efforts and has not provided reconciliations for these forward-looking non-GAAP financial measures.

Free Cash Flow

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, our expectations arising from the severe impact of COVID-19 and related variants on our business; our ability to continue staging live events and return our business to pre-COVID levels; our guidance with respect to estimated revenues and Adjusted EBITDA, including Adjusted EBITDA excluding event cancellation insurance proceeds; our ability to recover insurance proceeds under current policies and the timing of any such recoveries; the timing for rescheduled trade show events; and our ability to successfully identify and acquire acquisition targets and integrate and grow acquired businesses. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

Investor Relations

investor.relations@emeraldx.com

1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

(unaudited, dollars in millions, share data in thousands, except loss per share data)

	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Revenues	$62.4	$76.5	$232.3	$104.4
Other income, net	151.0	1.1	182.8	17.5
Cost of revenues	22.7	33.7	83.3	41.3
Selling, general and administrative expense	48.7	38.8	127.6	102.7
Depreciation and amortization expense	14.7	12.2	43.0	36.1
Goodwill impairment charges	—	—	6.3	—
Intangible asset impairment charges	—	—	1.6	—
Operating income (loss)	127.3	(7.1)	153.3	(58.2)
Interest expense	6.8	3.9	15.5	12.0
Interest income	0.8	—	1.1	0.1
Other expense	0.1	—	0.2	0.1
Income (loss) before income taxes	121.2	(11.0)	138.7	(70.2)
Provision for (benefit from) income taxes	28.2	(2.0)	30.3	0.6
Net income (loss) and comprehensive income (loss) attributable to Emerald Holding, Inc.	$93.0	$(9.0)	$108.4	$(70.8)
Accretion to redemption value of redeemable convertible preferred stock	(9.9)	(9.0)	(28.7)	(26.3)
Participation rights on if-converted basis	(54.7)	—	(51.9)	—
Net income (loss) and comprehensive income (loss) attributable to Emerald Holding, Inc. common stockholders	$28.4	$(18.0)	$27.8	$(97.1)
Basic income (loss) per share	0.42	(0.25)	0.40	(1.35)
Diluted income (loss) income per share	0.41	(0.25)	0.40	(1.35)
Basic weighted average common shares outstanding	68,433	71,033	69,479	71,719
Diluted weighted average common shares outstanding	68,643	71,033	69,588	71,719

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	September 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$366.1	$231.2
Trade and other receivables, net of allowances of $1.5 million and $1.2 million, as of September 30, 2022 and December 31, 2021, respectively	82.8	46.4
Prepaid expenses	18.6	12.5
Total current assets	467.5	290.1
Noncurrent assets
Property and equipment, net	4.0	3.7
Intangible assets, net	216.7	236.7
Goodwill	545.5	514.2
Right-of-use assets	14.5	15.1
Other noncurrent assets	2.6	2.6
Total assets	$1,250.8	$1,062.4
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable and other current liabilities	$65.0	$48.3
Income taxes payable	28.0	—
Cancelled event liabilities	4.4	9.8
Deferred revenues	166.7	118.1
Contingent consideration	28.5	5.1
Right-of-use liabilities, current portion	4.9	4.7
Term loan, current portion	5.7	5.7
Total current liabilities	303.2	191.7
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	507.6	510.9
Deferred tax liabilities, net	2.0	1.5
Right-of-use liabilities	11.5	13.3
Other noncurrent liabilities	10.2	32.1
Total liabilities	834.5	749.5
Commitments and contingencies
Redeemable convertible preferred stock
7% Series A Convertible Participating Preferred stock, $0.01 par value; authorized shares September 30, 2022 and December 31, 2021; 80,000; 71,417 and 71,442 shares issued and outstanding; aggregate liquidation preference $467.7 million and $444.1 million at September 30, 2022 and December 31, 2021, respectively	462.4	433.9
Stockholders’ deficit
Common stock, $0.01 par value; authorized shares at September 30, 2022 and December 31, 2021: 800,000; 67,642 and 70,026 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	0.7	0.7
Additional paid-in capital	619.7	653.2
Accumulated deficit	(666.5)	(774.9)
Total stockholders’ deficit	(46.1)	(121.0)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$1,250.8	$1,062.4

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2022	2021	$	%	2022	2021	$	%
	(dollars in millions) (unaudited)
Revenues	$62.4	$76.5	$(14.1)	(18.4%)	$232.3	$104.4	$127.9	122.5%
Add (deduct):
Acquisition revenues	(2.6)				(4.8)
COVID-19 prior year cancellations(1)	(3.2)				(75.3)
COVID-19 prior year postponements(2)	—	(32.8)			—
Scheduling adjustments	—	(1.3)			—	2.6
Organic revenues	$56.6	$42.4	$14.2	33.5%	$152.2	$107.0	$45.2	42.2%

Notes:

(1)
Represents the increase in 2022 revenues as a result of events that staged in the current year and were cancelled due to COVID-19 in the prior year.
(2)
Represents the decrease in revenues from events that staged in the first half of 2022 but were postponed due to COVID-19 in the prior year and staged in the third quarter of 2021.
(3)
For the three months ended September 30, 2021, represents prior year revenues from events that are scheduled to stage in the fourth quarter of fiscal year 2022. For the nine months ended September 30, 2021, represents the impact of revenue from events that staged in the fourth quarter of 2021 and during the nine months ended September 30, 2022, offset by revenue from events that staged in the nine months ended September 30, 2021 and are scheduled for the fourth quarter of 2022.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO DISAGGREGATED REVENUES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(dollars in millions) (unaudited)
Trade shows	$37.6	$56.4	$166.7	$62.0
Other events	12.2	8.9	30.6	12.8
Subscription software and services	4.6	3.7	13.1	9.4
Other marketing services	8.0	7.5	21.9	20.2
Total Revenues	$62.4	$76.5	$232.3	$104.4

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(dollars in millions) (unaudited)
Net income (loss)	$93.0	$(9.0)	$108.4	$(70.8)
Add (deduct):
Interest expense, net	6.0	3.9	14.4	11.9
Provision for income taxes	28.2	(2.0)	30.3	0.6
Goodwill impairment charge(1)	—	—	6.3	—
Intangible asset impairment charge(2)	—	—	1.6	—
Depreciation and amortization	14.7	12.2	43.0	36.1
Stock-based compensation	1.3	2.4	5.0	8.2
Deferred revenue adjustment	0.2	0.3	0.6	1.4
Other items(3)	6.3	1.6	4.9	5.6
Scheduling adjustments	—	(0.8)	—	0.6
Adjusted EBITDA	$149.7	$8.6	$214.5	(6.4)
Deduct:
Event cancellation insurance proceeds	151.0	1.1	182.8	17.5
Adjusted EBITDA excluding event cancellation insurance proceeds	$(1.3)	$7.5	$31.7	$(23.9)

Notes:

(1)
For the nine months ended September 30, 2022 represents non-cash charges of $6.3 million for goodwill in connection with the Company’s interim testing of goodwill for impairment resulting from the change in operating segments and reporting units that occurred in the first quarter of 2022.
(2)
Intangible asset impairment charges for the nine months ended September 30, 2022 represent non-cash charges of $1.6 million for certain indefinite-lived intangible assets in connection with the Company’s interim testing of intangibles for impairment.
(3)
Other items for the three months ended September 30, 2022 included: (i) $3.7 million in gains related to the remeasurement of contingent consideration; (ii) $0.6 million in transaction costs, primarily in connection with the Advertising Week and Bulletin acquisitions; (iii) $1.6 million in non-recurring legal, audit and consulting fees; (iv) $0.8 million in transition expenses and (v) $7.0 million in insurance settlement related expenses. Other items for the three months ended September 30, 2021 included: (i) $1.1 million in expense related to the remeasurement of contingent consideration; (ii) $0.4 million in non-recurring legal, audit and consulting fees and (iii) $0.1 million in transition costs in connection with previous acquisitions. Other items for the nine months ended September 30, 2022 included: (i) $9.5 million in gains related to the remeasurement of contingent consideration; (ii) $3.4 million in transaction costs, primarily in connection with the MJBiz, Advertising Week and Bulletin acquisitions; (iii) $2.0 million in non-recurring legal, audit and consulting fees; (iv) $1.9 million in transition expenses and (v) $7.0 million in insurance settlement related expenses. Other items for the nine months ended September 30, 2021 included: (i) $2.6 million in expense related to the remeasurement of contingent consideration; (ii) $2.2 million in non-recurring legal, audit and consulting fees; (iii) $0.4 million in transition costs in connection with previous acquisitions and (iv) $0.4 million in transaction costs in connection with PlumRiver LLC, EDspaces and Sue Bryce Education acquisitions.

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$153.5	$9.6	$198.7	$36.3
Less:
Capital expenditures	2.6	1.9	7.5	4.2
Free Cash Flow	$150.9	$7.7	$191.2	$32.1
Event cancellation insurance proceeds	(151.0)	(1.1)	(182.8)	(17.5)
Other items	6.3	1.6	4.9	5.6
Free cash flow excluding event cancellation insurance proceeds and other items	$6.2	$8.2	$13.3	$20.2

Schedule 5

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO INCOME (LOSS) BEFORE TAXES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(dollars in millions) (unaudited)
Revenues
Commerce	$33.9	$38.8	$110.3	$48.3
Design, Creative, and Technology	23.0	34.8	108.1	48.0
All Other	5.5	2.9	13.9	8.1
Total revenues	$62.4	$76.5	$232.3	$104.4

Other income, net
Commerce	$2.4	$1.1	$8.0	$7.8
Design, Creative, and Technology	—	—	25.3	9.2
All Other	—	—	0.9	0.5
Total other income, net	$2.4	$1.1	$34.2	$17.5

Adjusted EBITDA
Commerce	$16.0	$17.2	$57.6	$19.9
Design, Creative, and Technology	2.5	4.2	57.0	7.3
All Other	(3.1)	(0.5)	(8.1)	(0.1)
Subtotal Adjusted EBITDA	$15.4	$20.9	$106.5	$27.1

General corporate and other expenses	(14.3)	(11.5)	(40.6)	(34.0)
Other income, net	148.6	—	148.6	—
Interest expense, net	(6.0)	(3.9)	(14.4)	(12.0)
Goodwill impairment charges	—	—	(6.3)	—
Intangible asset impairment charges	—	—	(1.6)	—
Depreciation and amortization expense	(14.7)	(12.2)	(43.0)	(36.1)
Stock-based compensation expense	(1.3)	(2.4)	(5.0)	(8.2)
Deferred revenue adjustment	(0.2)	(0.3)	(0.6)	(1.4)
Other items	(6.3)	(1.6)	(4.9)	(5.6)
Income (loss) before taxes	$121.2	$(11.0)	$138.7	$(70.2)